Exhibit 99.1
Alan Cohen
Senior Vice President, Marketing and Public Relations
Office (787) 729-8256
alan.cohen@firstbankpr.com
FIRST BANCORP REPORTS EARNINGS
FOR THE QUARTER ENDED MARCH 31, 2008
San Juan, Puerto Rico, May 6, 2008 — First BanCorp (the “Corporation”) (NYSE: FBP) reported net income for the first quarter ended on March 31, 2008, of $33.6 million, or $0.25 per diluted share, compared with $22.8 million or $0.15 per diluted share for the first quarter of 2007. The Corporation’s return on average assets (ROA) and return on average common equity (ROCE) for the first quarter of 2008 were 0.77% and 10.63%, respectively, compared with 0.53% and 8.19%, respectively, for the quarter ended on March 31, 2007. Total assets increased to $18.1 billion at March 31, 2008 from $17.2 billion at December 31, 2007. Total stockholders’ equity rose 2% to $1.5 billion as of March 31, 2008 from $1.4 billion as of December 31, 2007. This press release should be read in conjunction with the accompanying tables (Exhibit A) which are an integral part of this analysis.
“Net interest margin improved during the first quarter of 2008, the core and total deposit base increased in response to marketing efforts, and the cost reduction efforts implemented in prior quarters resulted in stable general and administrative expenses. These improvements were offset by deteriorating credit quality which resulted in a higher provision for loan losses related to the commercial and construction loans portfolio and higher expenses related to foreclosed properties,” commented Luis M. Beauchamp, Chairman of the Board and Chief Executive Officer of First BanCorp.

“Weak economic conditions have continued to affect the performance of the financial industry. We have continued to invest in our growth initiatives and strategies and believe we are well poised to benefit from future growth and market opportunities that could positively impact our operations when conditions improve,” continued Mr. Beauchamp.
Mr. Beauchamp closed by stating: “We expect challenging economic conditions to continue through 2008 given high fuel and food prices, thus we remain cautious about consumers’ financial health; however, our core business is growing and our strong capital and liquidity positions support such development.”
The financial results for the first quarter of 2008, as compared to the same period a year ago, were principally impacted by the following items:
•	An increase in net interest income of $7.0 million associated with a decrease in the average cost of funds due to the refinancing of maturing debt as short-term interest rates continued to decline, the increase in the average volume of interest-earning assets in the context of a steeper yield curve and net unrealized gains on the mark-to-market of derivative instruments and financial liabilities measured at fair value (“the valuation changes”); (Refer to Net Interest Income discussion below for additional information.)

•	An increase in the provision for loan and lease losses of $20.9 million due to additional reserves for certain impaired commercial and construction loans as well as increases to the general reserves due to the deterioration in the credit quality of the Corporation’s loan portfolio associated with weakening economic conditions in Puerto Rico and the slowdown in the United States housing sector; (Refer to Credit Quality and Allowance for Loan and Lease Losses discussion below for additional information.)

•	An increase of $13.6 million in non-interest income mainly driven by realized gains on the sale of investment securities. The Corporation recorded a one-time gain of $9.3 million on the sale of part of its investment in VISA, Inc. which completed its initial public offering in March 2008 and also recorded a realized gain of $6.9 million on the sale of approximately $242 million of 5.5% FNMA fixed-rate mortgage-backed securities (“MBS”) as a spike and subsequent contraction in yield spread for government sponsored agency MBS during the quarter provided an opportunity to sell the MBS at a gain. The impact of these transactions was partially diluted, when compared to the first quarter of 2007, by gains of $2.8 million on the sale of a credit card portfolio and of $2.5 million on the partial extinguishment and recharacterization of a secured commercial loan to a local financial institution that were recognized in the first quarter of 2007; (Refer to Non-Interest Income discussion below for additional information.)

•	An income tax benefit of $7.7 million recorded for the first quarter of 2008, as compared to an income tax expense of $6.1 million for the first quarter of 2007. The positive fluctuation on the financial results was mainly due to the recognition of an income tax benefit of $5.4 million in connection with an agreement entered into with the Puerto Rico Department of Treasury during the quarter that establishes a multi-year allocation schedule for deductibility of the payment of $74.25 million made by the Corporation during 2007 to settle the securities class action suit; (Refer to Income Taxes discussion below for additional information.)
Net income for the first quarter of 2008 rose to $33.6 million from $7.4 million for the previous trailing quarter ended on December 31, 2007. Aside from the items discussed above, the increase in net income was due to the improvement in net interest margin from 2.85% to 3.09% (on a tax equivalent basis and excluding valuation changes) resulting from reductions in short-term rates and the steepening of the yield curve. This margin expansion was offset by an increase in the provision for loan and lease losses of $9.0 million as compared to the fourth quarter of 2007 due to specific reserves for certain commercial and construction loans and an increase in general reserves.

The first quarter saw, for the first time since December 2005, a normal or steeper yield curve relationship between long-term interest rates and short-term financing rates, as reflected by the rates on the 10-year U.S. Treasury Note and the 3-month LIBOR. For over two years the spread was in negative territory reaching a peak inversion during such period of 138 basis points in the third quarter of 2007. By the end of the first quarter of 2008, the spread was a positive 72 basis points. “Even though the cost of funds has not adjusted in close synchronization with changes in LIBOR, the net interest margin is expected to continue its improvement with the advent of a positively sloped interest rate curve,” said Fernando Scherrer, Chief Financial Officer of the Corporation.
The Corporation's total assets as of March 31, 2008 amounted to $18.1 billion as compared to $17.2 billion as of December 31, 2007, an increase of $962.1 million. The increase is mainly attributed to the increase in the Corporation's portfolio of MBS as well as an increase of the loan portfolio of $282.3 million (before allowance for loan and lease losses) driven by new originations. Total loan production for the quarter ended March 31, 2008 was $1.0 billion, compared to $974.8 million for the comparable period in 2007. The increase in loan production, as compared to the first quarter of 2007, was mainly due to increases in commercial and residential real estate mortgage loan originations of $99.1 million and $17.5 million, respectively. The increase in commercial and residential mortgage loan originations was partially offset by a lower loan production of consumer loans which was adversely impacted by worsening economic conditions in Puerto Rico.
First Quarter Financial Review
Net Interest Income
Net interest income increased 6% to $124.5 million for the first quarter of 2008 from $117.4 million in the first quarter of 2007. The increase in net interest income for the first quarter of 2008 was mainly driven by the declining short-term interest rates, and to a lesser extent a higher volume of interest earning assets with a positively sloped interest yield curve.
The results for the first quarter of 2008, as compared to the first quarter of 2007, also reflected the effect of the de-leverage of the Corporation’s investment securities portfolio through the repayment of higher cost borrowings after the first quarter of 2007 and a higher proportion of average loans to total average interest-earning assets. Since loans are the Corporation’s highest yielding assets, an increase in the proportion of loans helped improve the Corporation’s net interest margin. Also contributing to the lower cost of funds during the first quarter of 2008, as compared to the same period a year ago, was the redemption of the Corporation’s $150 million medium-term note during the second quarter of 2007 which carried a higher cost than the overall cost of funding.

The Corporation’s efforts to protect and improve its net interest margin combined with the steeper yield curve observed during the first quarter of 2008 continued to show positive results which translate to an increase of 12%, or $13.1 million in net interest income for the first quarter of 2008 as compared to the previous trailing quarter ended on December 31, 2007. The increase in net interest income is attributable to an improved margin that was driven by decreases in interest rates on liabilities coupled with an increase in the average volume of interest earning assets. The lower short-term interest rates allowed the Corporation to replace borrowings (repurchase agreements and advances from the Federal Home Loan Bank) that matured during the quarter at a lower average cost. Brokered certificates of deposit (“CDs”) that matured or were called during the first quarter of 2008 were also re-issued at lower rates.
Another result of lower interest rates has been the re-pricing of a portion of the receive-fixed interest rate swaps used to convert brokered CD’s to a floating rate. The 3-month LIBOR dropped from an average 5.03% during the fourth quarter of 2007 to a 3.29% average rate in the first quarter of 2008. A portion of the interest rate swaps has been cancelled by the counterparties, in the face of a lower 3-month LIBOR. Approximately $1.0 billion of swapped to floating brokered CDs were called by the Corporation during the first quarter of 2008 following the cancellation of the swaps by the counterparties.
Market disruptions affecting banks in the U.S. mainland have increased the spread between the interest rates on brokered CD’s and LIBOR/swap rates and have kept the Corporation from capturing the full benefit of the drop in rates in the wholesale funding source. Should spreads return to normal in the near term, the Corporation could further improve its net interest margin by refinancing additional shorter-term liabilities (broker CD’s) at lower spreads.
Also, an intra-quarter decrease in government sponsored agency MBS prices during the first quarter of 2008 offered a market opportunity to further increase the net interest margin by increasing the volume of earning assets at yields significantly higher than the cost of borrowings required to finance the purchase of the investment assets. The Corporation purchased during the first quarter of 2008 approximately $993 million in government sponsored agency MBS with a weighted-average yield of 5.30% of which approximately $242 million were sold during the latter part of the quarter.
The drop in rates in the long end of the yield curve had the effect of increasing the probability of the embedded calls in approximately $2 billion U.S. Agency debentures portfolio getting exercised during 2008. However, liquidity pressures in the financial markets have caused several call dates go by in late 2007 and early 2008 without exercise; therefore, allowing realized higher yields on these securities than what the market conditions provided for a similar instrument. Approximately $104.8 million on U.S. Agency debentures with an average yield of 5.97% were called during the first quarter of 2008. The unusual circumstances that have kept the embedded calls from being exercised appear to be dissipating, and the Corporation has experienced the early redemption through call exercises on approximately $987 million of Agency debentures with an average yield of 5.89% during the month of April 2008. In spite of the aforementioned shift in the portfolio composition, and given opportunities in volatile markets during April 2008, the Corporation bought additional MBS amounting to $746 million at an average yield of 5.50%.
Net interest income results were also impacted by the valuation changes and hedging activities. The Corporation recorded a net unrealized gain in valuation changes of $2.3 million for the first quarter of 2008, compared to a net unrealized loss of $0.4 million for the same period in 2007. The net unrealized gain on the valuation of brokered CDs and its economic hedge derivatives amounted to $5.8 million for the first quarter of 2008, compared to an unrealized gain of $0.4 million for first quarter of 2007. This was partially offset by higher unrealized losses in the fair value of certain derivative instruments, known as “referenced interest rate caps” that the Corporation bought to mainly hedge interest rate risk inherent on certain private label MBS. As rates continue to fall along with expectations of further drops, the value of the caps diminished. The value of the caps is mainly affected by current rates as well as forward rate expectations. The unrealized loss on the referenced interest rate caps for the first quarter of 2008 amounted to $2.2 million compared to an unrealized loss of $0.7 million for the first quarter of 2007.
Non-Interest Income
Non-interest income rose 86% to $29.4 million for the first quarter of 2008 from $15.8 million for the same period a year ago. This increase is due to a one-time gain of $9.3 million on the sale of part of the Corporation’s investment in VISA in connection with VISA’s initial public offering coupled with a realized gain of $6.9 million on the sale of approximately $242 million of 5.5% FNMA fixed-rate mortgage-backed securities. The impact of these transactions are partially offset, when compared to the first quarter of 2007, as a result of the recognition during the first quarter of 2007 of gains of $2.8 million on the sale of a credit card portfolio and of $2.5 million on the partial extinguishment and recharacterization of a secured commercial loan to a local financial institution. Also on a comparative basis to the same quarter in 2007, non-interest income was favorably affected by the absence of other-than-temporary impairment charges on its investment securities during the first quarter of 2008 compared to an impairment charge of $1.4 million recorded in the first quarter of 2007.
Compared to the fourth quarter of 2007, non-interest income for the first quarter of 2008 increased 78% to $29.4 million from $16.5 million due to the above noted realized gains on the sale of investment securities and the absence of other-than-temporary impairment charges on its investment securities portfolio during the first quarter of 2008 compared to an impairment charge of $0.7 million for the previous trailing quarter, and higher fee income on deposit accounts related to the increase in the core deposits base.
Non-Interest Expenses
Non-interest expenses increased 3.6% to $82.2 million for the first quarter of 2008 from $79.4 million for the same period a year ago. Expenses increased primarily due to a $2.0 million increase in the deposit insurance premium expense related to the assessment system adopted by the FDIC effective in 2007 as the Corporation used available one-time credits to offset the premium increase during the first half of 2007 and increases of approximately $3.0 million in foreclosure-related expenses mainly associated with property taxes and maintenance expenses paid during 2008 for foreclosed properties in the Miami Agency. These increases in non-interest expenses were partially offset by lower professional fees primarily attributable to lower legal, accounting and consulting fees due to, among other things, the completion of the process to file all required reports under the federal securities laws and the settlement of legal and regulatory matters.
Non-interest expenses increase of $2.1 million for the first quarter of 2008 as compared to the fourth quarter of 2007 was mainly attributed to property taxes paid on the foreclosed properties in the Miami Agency.
Credit Quality and Allowance for Loan and Lease losses
The following table sets forth an analysis of the allowance for loan and lease losses during the periods indicated:

Quarter Ended	Quarter Ended	Quarter Ended
March 31,	December 31,	March 31,
(Dollars in thousands)	2008	2007	2007
Allowance for loan and lease losses, beginning of period	$190,168	$177,486	$158,296
Provision for loan and lease losses	45,793	36,808	24,914

Loans net (charged-off) recovery:
Residential real estate	(1,239)	389	(164)
Commercial and Construction	(7,957)	(5,975)	(3,026)
Finance leases	(2,372)	(2,276)	(1,938)
Consumer	(13,898)	(16,264)	(16,663)

Net charge-offs	(25,466)	(24,126)	(21,791)

Allowance for loan and lease losses, end of period	$210,495	$190,168	$161,419

Allowance for loan and lease losses to period end total loans receivable	1.74%	1.61%	1.45%
Net charge-offs (annualized) to average loans outstanding during the period	0.85%	0.85%	0.78%
Provision for loan and lease losses to net charge-offs during the period	1.80	x	1.53	x	1.14	x

Total non-performing loans as of March 31, 2008 was $421.5 million compared to $413.1 million as of December 31, 2007. The increase in the non-performing loans balance for the first quarter of 2008, of 2% as compared to the balance as of December 31, 2007, was mainly associated to the residential mortgage loan and the commercial loan portfolio (other than construction loans) which increased by $20.6 million and $10.6 million, respectively, partially offset by lower consumer loans in non accrual status (in particular the auto loan portfolio) as a result of successful collection efforts and net charge-offs of approximately $13.9 million.
The Corporation’s residential mortgage loan portfolio amounted to $3.3 billion or approximately 27% of the total loan portfolio as of March 31, 2008. More than 90% of the Corporation’s residential mortgage loan portfolio consists of fixed-rate, fully amortizing, full documentation loans that have a lower risk than the typical sub-prime loans that have already affected and continue to affect the U.S. real estate market. The Corporation has not been active in negative amortization loans or option adjustable rate mortgage loans (ARM’s) with teaser rates. Historically, the Corporation has experienced a low rate of losses on its residential real estate portfolio as the real estate market in Puerto Rico has not shown significant declines in the market value of properties and the overall comfortable loan-to-value ratios. The net charge-offs to average loans ratio on the Corporation’s residential mortgage loan portfolio was 0.16% for the first quarter of 2008. (Refer to net charge-offs to average loans table below.)
During the first quarter of 2008, the Corporation added a net of $14.8 million to its other real estate owned (OREO) portfolio, as a result of the repossession in settlement of the loan of a property serving as collateral for one of the loans of a previously disclosed impaired relationship of the Miami Agency. The carrying amount (net of allowance for loan losses) of the impaired Miami Agency relationship still in the loan portfolio at March 31, 2008 was $25.4 million which total consists of two loans. Management continues to work on different alternatives to further decrease the recorded investment in the non-performing relationship. As of the date of this press release, the Corporation has interested parties, for two of the properties related to this relationship, which have signed purchase option agreements subject to due diligence procedures. However, the Corporation cannot predict whether the properties will be ultimately sold to these parties.

During the second quarter of 2008, the Corporation placed in non-accrual status its participation of $22.1 million in a syndicated commercial loan collateralized by a marina, commercial real estate, and a high-end apartment complex in the U.S. Virgin Islands. This relationship was considered impaired as of March 31, 2008. The Corporation is a participant, with two other financial institutions, in a syndicated financing for a total of approximately $120 million. The lenders and borrowers are currently in negotiations for the restructuring of the loan; however, a bankruptcy filing by the debtor cannot be discarded.
The provision for loan and lease losses amounted to $45.8 million or 180% of net charge-offs for the first quarter of 2008 compared to $24.9 million or 114% of net charge-offs for the first quarter of 2007 and $36.8 million or 153% of net charge-offs for the fourth quarter of 2007. The increase, as compared to the first quarter of 2007, was mainly attributed to additional reserves for certain impaired commercial and construction loans as well as increases to the general reserve for potential losses inherent in the loans portfolio associated with the weakening economic conditions in Puerto Rico and the slowdown in the United States housing sector. Increases to the general reserve due to economic conditions in Puerto Rico include higher provisions for the residential mortgage loan portfolio. When compared to the fourth quarter of 2007, the provision for loan and lease losses increased primarily due to the above mentioned additional specific reserves for certain impaired commercial and construction loans, increased general reserves as well as increases in the overall volume of the loan portfolio.
The Corporation’s net charge-offs for the first quarter of 2008 were $25.5 million or 0.85% of average loans on an annualized basis, compared to $21.8 million or 0.78% of average loans on an annualized basis for the same period in 2007. The increase in net charge-offs for the first quarter of 2008, compared to the same period in 2007, was mainly associated with the Corporation’s commercial and construction loan portfolio including a $ 3.8 million charge-off related to repossessed property in the Miami Agency. Notwithstanding, the Corporation is seeing signs of stabilization in its consumer loan portfolio. Net charge-offs for consumer loans amounted to $13.9 million for the first quarter of 2008, as compared to $16.3 million for the fourth quarter of 2007 and $16.7 million for the same period a year ago.
The following table presents annualized charge-offs to average loans held-in-portfolio:

	For the Quarter Ended	For the Quarter Ended	For the Quarter Ended	For the Quarter Ended	For the Quarter Ended
	March 31, 2007	June 30, 2007	September 30, 2007	December 31, 2007	March 31, 2008
Residential mortgage loans (1)	0.02%	0.15%	0.01%	-0.05%	0.16%

Commercial and Construction loans	0.19%	0.16%	0.19%	0.37%	0.48%

Consumer loans(2)	3.47%	3.31%	3.56%	3.57%	3.20%

Total loans	0.78%	0.75%	0.77%	0.85%	0.85%

(1)	Loan recoveries for the fourth quarter 2007 exceeded loan charge-offs.

(2)	Includes Lease Financing.

Income Taxes
Income tax benefit amounted to $7.7 million for the first quarter of 2008 compared to an income tax expense of $6.1 million for the first quarter of 2007. The positive fluctuation on the financial results was mainly due to the above mentioned recognition of a deferred income tax benefit of $5.4 million in connection with an agreement entered into with the Puerto Rico Department of Treasury during the quarter that establishes a multi-year allocation schedule for deductibility of the payment of $74.25 million made by the Corporation during 2007 to settle the securities class action suit, and to deferred tax benefits resulting from a higher provision for loan and lease losses. Also the current provision decreased due to lower taxable income as a significant portion of the increase in revenues was associated with exempt operations conducted through the international banking entity, FirstBank Overseas Corporation.
Financial Condition and Operating Data
The Corporation’s total assets as of March 31, 2008 amounted to $18.1 billion as compared to $17.2 billion as of December 31, 2007, an increase of $962.1 million. The increase is mainly attributed to the increase in the Corporation’s portfolio of MBS caused by the aforementioned purchase of approximately $993 million during the first quarter of 2008 as market conditions presented an opportunity for the Corporation to obtain attractive yields to improve its net interest margin. Also, the increase in total assets, as compared to the balance as of December 31, 2007, was related to the increase of the loan portfolio of $282.3 million (before allowance for loan and lease losses) driven by new originations.
Over 95% of the Corporation’s securities portfolio is invested in U.S. Government and Agency debentures and mortgage-backed securities, which are rated AAA by a nationally recognized rating agency or that carry an implicit AAA rating. Principal of these securities is guaranteed by either the full faith and credit of the U.S. Government or by a Government Sponsored Entity (U.S. Government Agency).

As of March 31, 2008, total liabilities amounted to $16.7 billion, an increase of $933.5 million as compared to $15.8 billion as of December 31, 2007. The increase in total liabilities was mainly attributable to increases in total deposits of $604.5 million, including an increase of $251.9 million in brokered CDs, $38.3 million in retail CDs and $314.3 million in other core deposits. As compared to December 31, 2007, the increase in core deposits in Puerto Rico has been as follows: (i) DDA’s: 25.5%; (ii) savings: 22%; (iii) time deposits: 7.65%; and (iv) commercial: 14.25%. The Corporation has been able to attract clients by offering competitive rates and additional interest-bearing products. In addition, total liabilities increased due to a higher volume of federal funds purchased and securities sold under repurchase agreements aligned with the increase in mortgage-backed securities.
The Corporation’s stockholders’ equity amounted to $1.5 billion as of March 31, 2008, an increase of $28.6 million compared to the balance as of December 31, 2007. The increase in stockholders’ equity as of March 31, 2008 is mainly attributed to net income of $33.6 million for the first quarter of 2008 and net unrealized gains of $11.6 million on the fair value of available for sale securities recorded as part of comprehensive income. These factors were partially offset by dividends declared during the quarter amounting to $16.5 million.
Liquidity
The Corporation maintains a basic surplus (cash, short-term assets minus short-term liabilities, and secured lines of credit) in excess of a 5% self-imposed minimum limit over total assets. As of the end of the first quarter of 2008, the basic surplus ratio of approximately 7.6% included un-pledged assets, Federal Home Loan Bank lines of credit, and cash. Access to regular and customary sources of funding have remained unrestricted, including the repurchase agreements given the liquidity and credit quality of the securities held in portfolio.
The Corporation’s exposure to non-rated or sub-prime mortgage-backed securities is not-material; therefore, it is not subject to liquidity threats stemming from such exposure.

Dividends
In terms of dividend payments, the Corporation is confident, based on internal forecast for 2008 and subject to the approval of the Federal Reserve Bank of New York, that it will be able to continue paying the current dividend amounts to both common and preferred shareholders during the year.
Recent Developments
On April 29, 2008, the Corporation held its annual shareholders meeting. At such meeting all four proposals were approved by the shareholders. The four proposals were: (1) elect 4 directors for a three-year term; (2) ratify PricewaterhouseCoopers LLP as the independent registered accounting firm for 2008; (3) declassify the terms of the members of the Board of Directors to provide for the annual election of such members beginning in 2009, and (4) approve the 2008 Omnibus Incentive Plan.
On January 28, 2008, the Corporation completed the acquisition of the Virgin Islands Community Bank (VICB) with operations in St. Croix, U.S. Virgin Islands, at a purchase price of $2.5 million. This acquisition expanded the Corporation’s presence in the Virgin Islands region by adding approximately $55 million to the Corporation’s core deposit base and providing opportunities and synergies for continued expansion in this market.
About First BanCorp
First BanCorp is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the Virgin Islands and Florida; of FirstBank Insurance Agency; and of Ponce General Corporation. First BanCorp, FirstBank Puerto Rico and FirstBank Florida, the thrift subsidiary of Ponce General, all operate within U.S. banking laws and regulations. The Corporation operates a total of 171 financial services facilities throughout Puerto Rico, the U.S. and British Virgin Islands, and Florida. Among the subsidiaries of FirstBank Puerto Rico are Money Express, a finance company; First Leasing and Car Rental, a car and truck rental leasing company; and FirstMortgage, a mortgage origination company. In the U.S. Virgin Islands, FirstBank operates First Insurance VI, an insurance agency, and First Express, a small loan company. First BanCorp’s common and preferred shares trade on the New York Stock Exchange under the symbols FBP, FBPPrA, FBPPrB, FBPPrC, FBPPrD and FBPPrE.
Safe Harbor
This press release may contain “forward-looking statements” concerning the Corporation’s future economic performance. The words or phrases “expect,” “anticipate,” “look forward,” “should,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Corporation wishes to caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and to advise readers that various factors, including the deteriorating economic conditions in Puerto Rico and the U.S., the impact of the consent order with the Federal Reserve Bank of New York on the Corporation’s future operations and results, the Corporation’s ability to continue to implement the terms of the consent order, FirstBank’s ability to issue brokered certificates of deposit, its liquidity, the ability to fund operations, changes in the interest rate environment, the deteriorating regional and national economic conditions, including the risks arising from credit and other risks of the Corporation’s lending and investment activities, particularly the condo conversion loans in its Miami Agency, any need to classify additional loans as non-performing loans as a result of the deterioration in the economic conditions of Puerto Rico or the U.S. market or for other reasons, competitive and regulatory factors and legislative changes, could affect the Corporation’s financial performance and could cause the Corporation’s actual results for future periods to differ materially from those anticipated or projected. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward- looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements.

EXHIBIT A
Table 1. Selected Financial Data
(In thousands, except for per share and financial ratios)

Quarter ended
March 31,	December 31,	March 31,
2008	2007	2007
Condensed Income Statements:
Total interest income	$279,087	$288,860	$298,585
Total interest expense	154,629	177,523	181,150
Net interest income	124,458	111,337	117,435
Provision for loan and lease losses	45,793	36,808	24,914
Non-interest income	29,380	16,511	15,822
Non-interest expenses	82,187	80,073	79,364
Income before income taxes	25,858	10,967	28,979
Income tax benefit (expense)	7,731	(3,600)	(6,147)
Net income	33,589	7,367	22,832
Net income (loss) attributable to common stockholders	23,520	(2,702)	12,763
Per Common Share Results:
Net income (loss) per share basic	$0.25	$(0.03)	$0.15
Net income (loss) per share diluted	$0.25	$(0.03)	$0.15
Cash dividends declared	$0.07	$0.07	$0.07
Average shares outstanding	92,505	92,505	83,254
Average shares outstanding diluted	92,592	92,505	83,639
Book value per common share	$9.73	$9.42	$9.35
Tangible book value per common share	$9.13	8.87	$8.71
Selected Financial Ratios (In Percent):
Profitability:
Return on Average Assets	0.77	0.17	0.53
Interest Rate Spread (1)	2.64	2.32	2.38
Net Interest Margin (1)	3.09	2.85	2.94
Return on Average Total Equity	9.36	2.06	7.78
Return on Average Common Equity	10.63	(1.23)	8.19
Average Total Equity to Average Total Assets	8.18	8.39	6.86
Dividend payout ratio	27.53	(239.73)	45.66
Efficiency ratio (2)	53.42	62.63	59.56
Asset Quality:
Allowance for loan and lease losses to loans receivable	1.74	1.61	1.45
Net charge-offs (annualized) to average loans	0.85	0.85	0.78
Provision for loan and lease losses to net charge-offs	1.80	x	1.53	x	1.14	x
Other Information:
Common Stock Price: End of period	$10.16	$7.29	$13.26

	As of	As of
	March 31,	December 31,
	2008	2007
Balance Sheet Data:
Loans and loans held for sale	$12,081,998	$11,799,746
Allowance for loan and lease losses	210,495	190,168
Money market and investment securities	5,456,038	4,811,413
Total assets	18,149,029	17,186,931
Deposits	11,639,031	11,034,521
Borrowings	4,852,446	4,460,006
Total common equity	900,158	871,546
Total equity	1,450,258	1,421,646

1-	On a tax equivalent basis (see discussion in Table 2 below).

2-	Non-interest expenses to the sum of net interest income and non-interest income. The denominator includes non-recurring income and changes in the fair value of derivative instruments and financial instruments measured at fair value under SFAS 159.

     Table 2. Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax Equivalent Basis)

	Average volume			Interest Income (1) / expense			Average rate (1)
	March 31,	December 31,	March 31,	March 31,	December 31,	March 31,	March 31,	December 31,	March 31,
For the Quarter Ended	2008	2007	2007	2008	2007	2007	2008	2007	2007
	(Dollars in thousands)
Earning assets:
Money market investments	$429,441	$185,507	$407,564	$3,259	$2,071	$5,378	3.05%	4.43%	5.35%
Government obligations (2)	2,268,554	2,602,986	2,729,630	37,145	39,335	40,341	6.59%	6.00%	5.99%
Mortgage-backed securities	2,393,727	2,246,684	2,383,172	33,991	30,161	29,973	5.71%	5.33%	5.10%
Corporate bonds	6,267	7,733	7,001	141	141	145	9.05%	7.23%	8.40%
FHLB stock	61,748	55,533	41,527	1,121	857	454	7.30%	6.12%	4.44%
Equity Investments	4,263	4,837	12,240	11	—	1	1.04%	0.00%	0.03%

Total investments (3)	5,164,000	5,103,280	5,581,134	75,668	72,565	76,292	5.89%	5.64%	5.54%

Residential real estate loans	3,188,296	3,029,457	2,803,244	51,720	48,833	45,521	6.52%	6.40%	6.59%
Construction loans	1,472,488	1,468,067	1,484,913	23,720	28,631	31,813	6.48%	7.74%	8.69%
Commercial loans	5,221,823	4,911,327	4,770,211	85,440	91,483	89,965	6.58%	7.39%	7.65%
Finance leases	378,002	381,060	369,977	8,288	8,224	8,237	8.82%	8.56%	9.03%
Consumer loans	1,653,520	1,694,357	1,773,461	48,056	49,549	51,686	11.69%	11.60%	11.82%

Total loans (4) (5)	11,914,129	11,484,268	11,201,806	217,224	226,720	227,222	7.33%	7.83%	8.23%

Total earning assets	$17,078,129	$16,587,548	$16,782,940	$292,892	$299,285	$303,514	6.90%	7.16%	7.33%

Interest-bearing liabilities:
Interest bearing deposits	$10,506,233	$10,680,599	$10,420,609	$111,976	$129,952	$124,508	4.29%	4.83%	4.85%
Other borrowed funds	3,670,829	3,140,502	3,837,002	38,494	38,037	49,021	4.22%	4.81%	5.18%
FHLB advances	1,067,070	929,087	616,776	11,148	12,094	8,197	4.20%	5.16%	5.39%

Total interest bearing liabilities (6)	$15,244,132	$14,750,188	$14,874,387	$161,618	$180,083	$181,726	4.26%	4.84%	4.95%

Net interest income				$131,274	$119,202	$121,788

Interest rate spread							2.64%	2.32%	2.38%
Net interest margin							3.09%	2.85%	2.94%

(1)	On a tax equivalent basis. The tax equivalent yield was estimated by dividing the interest rate spread on exempt assets by (1 less Puerto Rico statutory tax rate of 39%) and adding to it the cost of interest-bearing liabilities. When adjusted to a tax equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments, unrealized gains or losses on SFAS 159 liabilities, and basis adjustment amortization or accretion are excluded from interest income and interest expense for average rate calculation purposes because the changes in valuation do not affect interest paid or received.

(2)	Government obligations include debt issued by government sponsored agencies.

(3)	Unrealized gains and losses in available-for-sale securities are excluded from the average volumes.

(4)	Average loan balances include the average of non-accruing loans, on which interest income is recognized when collected.

(5)	Interest income on loans includes $2.5 million, $2.1 million and $3.5 million for the first quarter of 2008, fourth quarter of 2007 and first quarter of 2007, respectively, of income from prepayment penalties and late fees related to the Corporation’s loan portfolio.

(6)	Unrealized gains and losses on SFAS 159 liabilities are excluded from the average volumes.

Table 3. Non-Interest Income

	Quarter ended
	March 31,	December 31,	March 31,
	2008	2007	2007
	(Dollars in thousands)
Other service charges on loans	$1,313	$1,394	$1,791
Service charges on deposit accounts	3,364	3,233	3,191
Mortgage banking activities	319	581	762
Rental income	543	585	664
Insurance income	2,728	2,622	2,949
Other commissions and fees	53	82	61
Other operating income	4,867	4,026	3,247

Non-interest income before net gain (loss) on investments, net gain on partial extinguishment and recharacterization of a secured commercial loan to a local financial institutions and gain on sale of credit card portfolio	13,187	12,523	12,665

Gain on sale of VISA shares	9,342	—	—
Net gain (loss) on sale of investments	6,851	4,666	(732)
Impairment on investments	—	(678)	(1,427)

Net gain (loss) on investments	16,193	3,988	(2,159)
Gain on partial extinguishment and recharacterization of a secured commercial loan to a local financial institution	—	—	2,497
Gain on sale of credit cards portfolio	—	—	2,819

Total	$29,380	$16,511	$15,822

Table 4. Non-Interest Expenses

	Quarter ended,
	March 31,	December 31,	March 31,
	2008	2007	2007
	(Dollars in thousands)
Employees’ compensation and benefits	$36,326	$36,644	$36,372
Occupancy and equipment	14,979	15,046	14,382
Deposit insurance premium	2,346	2,298	356
Other taxes, insurance and supervisory fees	5,664	5,660	4,917
Professional fees — recurring	4,560	3,107	3,402
Professional fees — non-recurring	499	1,166	2,995
Servicing and processing fees	2,588	1,527	1,719
Business promotion	4,265	5,262	4,930
Communications	2,273	2,166	2,228
Foreclosure-related expenses	3,256	1,272	275
Other	5,431	5,925	7,788

Total	$82,187	$80,073	$79,364

Table 5. Loan Portfolio
Composition of the loan portfolio including loans held for sale at period-end.

	March 31,	December 31,	March 31,
(In thousands)	2008	2007	2007
Residential real estate loans	$3,277,686	$3,164,421	$2,853,213

Commercial loans:
Construction loans	1,484,492	1,454,644	1,454,715
Commercial real estate loans	1,342,644	1,279,251	1,286,425
Commercial loans	3,362,926	3,231,126	2,730,122
Loans to local financial institutions collateralized by real estate mortgages	606,041	624,597	679,720

Commercial loans	6,796,103	6,589,618	6,150,982

Finance leases	376,835	378,556	377,900

Consumer and other loans	1,631,374	1,667,151	1,742,331

Total loans	$12,081,998	$11,799,746	$11,124,426

Table 6. Loan Portfolio by Geography

	Puerto	Virgin	United
As of March 31, 2008	Rico	Islands	States	Total
	(Dollars in thousands)
Residential real estate loans, including loans held for sale	$2,456,169	$448,058	$373,459	$3,277,686

Construction loans (1)	710,060	160,005	614,427	1,484,492
Commercial real estate loans	846,130	63,727	432,787	1,342,644
Commercial loans	3,192,076	136,941	33,909	3,362,926
Loans to local financial institutions collateralized by real estate mortgages	606,041	—	—	606,041

Total commercial loans	5,354,307	360,673	1,081,123	6,796,103

Finance leases	376,835	—	—	376,835

Consumer loans	1,448,752	139,135	43,487	1,631,374

Total loans, gross	$9,636,063	$947,866	$1,498,069	$12,081,998

(1)	United States construction loans include approximately $283.7 million of condo-conversion loans originated by the Miami Agency.

Table 7. Non-Performing Assets

	March 31,	December 31,	March 31,
(Dollars in thousands)	2008	2007	2007
Non-accruing loans:
Residential real estate	$229,643	$209,077	$132,474
Commercial, commercial real estate and construction	145,819	148,939	79,137
Finance leases	4,989	6,250	6,353
Consumer	41,030	48,784	42,014

	421,481	413,050	259,978

Other real estate owned	33,913	16,116	3,110
Other repossessed property	10,000	10,154	13,899

Total non-performing assets	$465,394	$439,320	$276,987

Allowance for loan and lease losses	$210,495	$190,168	$161,419
Allowance to total non-accruing loans	49.94%	46.04%	62.09%
Allowance to total non-accruing loans, excluding residential real estate loans	109.73%	93.23%	126.60%
Table 8. Net Charge-Offs Ratios to Average Loans

					Quarter Ended
	Year Ended December 31,				March 31,
	2004	2005	2006	2007	2008
Residential real estate loans	0.02%	0.05%	0.04%	0.03%	0.16%

Commercial and Construction loans	0.11%	0.10%	0.04%	0.23%	0.48%

Consumer loans*	2.25%	2.06%	2.90%	3.48%	3.20%

Total loans	0.48%	0.39%	0.55%	0.79%	0.85%

*	Includes Lease Financing
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